Exhibit 99.1

GigCapital7 Corp. Announces the Separate Trading of its Class A

Ordinary Shares and Warrants Commencing September 10, 2024

Palo Alto, CA, September 6, 2024 (BUSINESS WIRE) – GigCapital7 Corp. (NASDAQ: GIGGU) (the “Company”), a Cayman Islands exempted company, announced today that holders of the Company’s public units may elect to separately trade the Class A ordinary shares and warrants underlying such public units commencing on September 10, 2024. Each unit consists of one Class A ordinary share and one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. For each public unit, one Class A ordinary share and one warrant will be issued.

Those public units not separated will continue to trade under the symbol “GIGGU.” The Class A ordinary shares and warrants are expected to trade under the ticker symbols “GIG” and “GIGGW,” respectively. Holders of public units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the public units into Class A ordinary shares and warrants.

The public units were initially offered by the Company in an underwritten offering, and Craft Capital Management LLC acted as a joint book-running manager with EF Hutton LLC in the offering.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhutton.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GigCapital7 Corp.

GigCapital7 Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the separation of the public units into Class A ordinary shares and warrants. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Christine M. Marshall

Chief Financial Officer

christine@gigcapitalglobal.com

(650) 276-7040